Exhibit 10.5

One Sansome St. 33rd Floor

San Francisco, CA 94104

hr@wish.com

February 17, 2023

VIA EMAIL

Jun (Joe) Yan

[ * * * ]

Dear Joe:

ContextLogic Inc. (the “Company” or “Wish”) is pleased to offer you continued employment in our San Francisco office, on the following terms:

1.
Position and Appointment Date. Your title will be Chief Executive Officer. In this role, you will report to the Company’s Board of Directors and you will be expected to perform such duties and exercise such responsibilities as are assigned to you from time-to-time. In carrying out these duties and responsibilities, you shall comply with all policies, procedures, rules and regulations, both written and oral, as are provided by the Company from time-to-time, and carry out said duties and responsibilities in a diligent, faithful and honest manner. The effective date of your appointment as Chief Executive Officer will be February 21, 2023 or such other date as may be mutually agreed upon by you and the Company (“Appointment Date”); this will also be your appointment date for external reporting purposes. You will also be appointed as a member of our Board of Directors, effective as of your Appointment Date.
2.
Superseding of Interim CEO Offer Letter. The terms contained in this Offer Letter fully replace and supersede the terms of your Interim Chief Executive Officer Offer Letter dated September 7, 2022 (the “Interim CEO Offer Letter”), with the exception of Sections 3, 5 and 6 of the Interim CEO Offer Letter. You will retain all benefits awarded to you in Sections 3, 5 and 6 of the Interim CEO Offer Letter.
3.
Compensation. The Company will pay you a starting base salary of $550,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies and procedures in effect from time to time.
4.
Bonus: You will be eligible to participate in any Company-sponsored bonus plan for the Company’s executive officers, with a target bonus percentage set by the Compensation Committee of the Board of Directors.
5.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including our group health insurance plan, in accordance with the applicable plan documents and policies. The Company reserves the right to modify or discontinue such benefit plans in its sole discretion. In addition, you will be eligible for paid time off in accordance with the Company’s paid time off policy, as in effect from time to time. A copy of the current paid time off policy will be provided to you and any subsequent versions will be posted on the Company’s wiki/intranet.

6.
Restricted Stock Units. Subject to the approval of the Company’s Board of Directors, you will be granted an award of Restricted Stock Units (“RSUs”) for that number of shares of the Company’s Class A Common Stock equal to $3,000,000 divided by the average closing price of a share of the Company’s Class A Common Stock as reported on Nasdaq during the full calendar month prior to the date of grant, rounded down to the nearest whole share. The date of grant is expected to be two (2) business days after the Company announces its earnings for the fiscal year ended December 31, 2022. RSUs will vest over time based on your continuous service with the Company, with the first 1/8th of the RSUs vesting on May 15, 2023. An additional 1/8th of the RSUs will vest on each Company Vesting Date thereafter, provided that you remain in continuous service through each such Company Vesting Date. For the avoidance of doubt, “service” for purposes of the RSUs shall include service as an employee, consultant, director or member of the Board of Directors. A “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2020 Equity Incentive Plan (the “Plan”), as amended, your Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, which will all be distributed to you as soon as practicable after the date of grant of the RSUs .
7.
Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase that number of shares of the Company’s Class A Common Stock equal to $5,390,000 divided by the average closing price of a share of the Company’s Class A Common Stock as reported on Nasdaq during the full calendar month prior to the date of grant, rounded down to the nearest whole share (the “Option”). The exercise price per share of the Option will be equal to the fair market value of the Company’s Class A Common Stock on the date of grant, which is expected to occur two (2) business days after the Company announces its earnings for the fiscal year ended December 31, 2022. The Option will vest and become exercisable over time based on your continuous service with the Company, with the first 1/8th of the Option shares vesting on May 15, 2023. An additional 1/8th of the Option shares will vest on each Company Vesting Date thereafter, provided that you remain in continuous service through each such Company Vesting Date. For the avoidance of doubt, “service” for purposes of the Option shall include service as an employee, consultant, director or member of the board of directors. A “Company Vesting Date” means February 15th, May 15th, August 15th, or November 15th. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as amended, your Notice of Stock Option Grant and Stock Option Agreement, which will all be distributed to you as soon as practicable after the date of grant of the Option.
8.
Executive Severance and Change in Control. Attached as Exhibit A is the Executive Severance and Change in Control Agreement, pursuant to which you will be eligible for certain severance and acceleration benefits in connection with certain qualifying terminations of your employment with the Company.
9.
Confidential Information and Invention Assignment Agreement. You are required to continue to abide by the terms of the Confidential Information and Invention Assignment Agreement, which you previously signed in connection with your Interim CEO Offer Letter.

10.
Conflicts of Interest. During your employment, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, which materially interferes with the performance of your job duties, or creates a conflict of interest (this includes any other full-time employment arrangements); provided, however, that you may continue to provide services and/or continue to engage in the current business activities that you list on Exhibit B hereto during your employment with the Company. During your employment with the Company, you may request (and submit to Wish for approval) an Outside Activity Disclosure Form from hr@wish.com to disclose any other outside employment, business, or activity in which you intend to engage during employment with Wish. Failure to make disclosures is considered a material representation that you are not engaged or associated with any such outside activities at the beginning of employment. You will be responsible for complying with Wish’s Conflict of Interest Policy, including updated disclosures of such outside activities, at all times during employment.
11.
Employment Relationship. Employment with the Company is at-will. This means that you have the right to resign and the Company has the right to terminate your employment at any time, for any or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this Offer Letter. This, along with the Confidential Information and Invention Assignment Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, responsibilities, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Board of Directors of the Company. At the sole discretion of the Company, you agree to serve, without additional compensation, as a director, officer, or member of the board of directors (collectively, “officer positions”) of any of the Company’s subsidiaries, partnerships, joint ventures or other affiliates. If your employment with the Company is terminated for any reason, whether such termination is voluntary or involuntary, you agree to take all necessary actions, as reasonably requested by the Company, to resign from all officer positions.
12.
Tax Matters.
(a)
Withholding. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b)
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.
13.
Interpretation, Amendment and Enforcement. Unless otherwise specified in this Offer Letter, this Offer Letter and the accompanying exhibits, including the Confidential Information and Invention Assignment Agreement, along with documents related to your equity grants, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements between you and the Company. This Offer Letter may only be amended by an authorized officer of the Company.

14.
Arbitration of Disputes. The Company and I mutually consent to the resolution by arbitration, under the applicable rules of JAMS (which are available at jamsadr.com, or from the Company upon my request), of all claims (common law or statutory) that the Company might have against me, or that I may have against the Company, its affiliated companies, the directors, employees or agents of any such company, and all successors and assigns of any of them. The Company and I waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this arbitration agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which I rendered services to the Company. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this arbitration agreement. I waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this arbitration agreement prevents me from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency. This arbitration agreement shall remain in effect notwithstanding the termination of my association with the Company. To opt-out of this paragraph, you must complete an opt-out form prior to your Appointment Date. Please email hr@wish.com for the form.
15.
Contingencies. Your continued employment with the Company is contingent upon you remaining authorized to work in the United States for Wish. The Company reserves the right to conduct background, credit and/or reference checks on all of its potential employees. Your offer of continued employment, therefore, is contingent upon clearance of such background, credit and/or reference checks, including satisfactory responses to a D&O questionnaire.

We hope that you will accept the offer to become the Chief Executive Officer of the Company. You may indicate your agreement with these terms and accept this offer by signing and dating this Offer Letter and the enclosed exhibit, and returning them to me. This offer, if not accepted, will expire at the end of day on February 24, 2023.

Very truly yours,

ContextLogic Inc.

/s/ Tanzeen Syed

Tanzeen Syed

Chair of the Board of Directors & Compensation Committee

Enclosures

I have read and accept this employment offer:

Name: Joe Yan

Signature: /s/ Jun Yan

Date (MM/DD/YYYY): 2/17/2023